Exhibit 99.1

         Ibis Technology Announces Third Quarter 2006 Results

           Earnings of $2.2 million on sales of $7.2 million

    Second Ibis i2000 implanter passes customer acceptance at SUMCO

    DANVERS, Mass.--(BUSINESS WIRE)--Oct. 25, 2006--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced its financial results for the third quarter ended September 30, 2006.

    Ibis receives payments from its customers upon reaching certain agreed upon milestones, such as initiation of an order, factory acceptance, shipment, and final acceptance of an order. However, the Company does not recognize revenue on the sale of an implanter until the system has been installed at the customer's site and final customer acceptance has been achieved. As announced in a Company press release on August 29, 2006, the second Ibis i2000 implanter purchased by SUMCO achieved final customer acceptance, and, accordingly, revenue in the amount of $7 million was recognized in the third quarter.

    Total revenues for the third quarter of 2006 were $7.2 million, which includes approximately $7.0 million of equipment revenue related to the sale of an i2000 implanter mentioned above. This compares to total revenues of $42,000 in the preceding quarter and $163,000 in the third quarter of 2005.

    Net income for the 2006 third quarter was $2.2 million, or $0.21 per basic share, compared to a net loss for the preceding quarter of $2.2 million, or a loss of $0.20 per basic share. Net loss in the third quarter of 2005 was $1.9 million, or a loss of $0.19 per basic share. Net income for the third quarter of 2006 reflects stock based compensation charges of $65,000, or $0.01 per share, associated with the implementation of Statement of Financial Accounting Standards No. 123(R).

    For the first nine months of 2006, total revenues were $13.5 million compared to $528,000 for the first nine months of last year. Net income for the first nine months of 2006 was $1.4 million, or $0.13 per share, compared to a loss of $7.2 million, or a loss of $0.69 per share, for the first nine months of 2005. Net income for the first nine months of 2006 reflects stock based compensation charges of $287,000, or $0.03 per share, associated with the implementation of Statement of Financial Accounting Standards No. 123(R).

    Commenting on the third quarter results, Martin J. Reid, president and CEO of Ibis Technology Corporation, said, "We are very pleased that SUMCO now has two Ibis i2000 implanters for manufacturing quality, cost-effective SIMOX-SOI wafers. With the demand for SOI wafers increasing, we believe SUMCO will be well positioned to take advantage of the market opportunity."

    Corporate Outlook

    Commenting on the Company's future outlook, Reid said, "We look forward to the receipt of additional implanter orders, which the Company now believes will most likely occur in the first half of 2007. The SOI market, we believe, is still in its early stages and the pace of SOI adoption remains difficult to predict; therefore, forecasting implanter sales will continue to be extraordinarily difficult and there are no guarantees with regard to the timing or the quantity of these potential orders.

    "Our anticipated timing of additional orders is primarily based on activities and plans of our customer, SUMCO, which is in the process of moving many pieces of equipment, including implanters, to its Yonezawa, Japan location, which is expected to become SUMCO's SIMOX-SOI development and volume production center. In addition, SUMCO has advised us that it is developing some new SIMOX wafer types in order to target future markets and applications. These activities are tending to delay the placement of additional implanter orders."

    Echoing earlier remarks made by SUMCO's president, Yoshio Murakami, General Manager of SOI Projects at SUMCO, said, "Several customers of SUMCO are showing interest in SIMOX-SOI wafers and we see SOI market growth continuing, with a significant ramp up in the demand over the next several years. Based on this trend, we are relocating SIMOX production facilities to our Yonezawa plant in preparation for possible mass production of SIMOX wafers."

    Ibis ended the third quarter of 2006 with approximately $5.8 million in cash. In addition, the Company now has on hand the majority of the components required to build the next implanter. The Company believes that it will have sufficient cash, prior to the receipt of an additional order or orders, to support operations at current levels through the second quarter of 2007. The Company will also continue to explore various financing alternatives that it believes are appropriate.

    Litigation Settlement

    On October 3, 2006, Ibis announced an agreement in principle to settle outstanding securities litigation. The proposed settlement provides for a payment to the plaintiffs of $1.9 million, which amount will be funded entirely by the Company's insurance carrier.

    Teleconference and Simultaneous Webcast

    Ibis will host a teleconference to discuss its third quarter 2006 results and outlook for the future on October 25, 2006 at 5:00 p.m. ET. The dial-in number to listen to the conference call is 719-457-2679. A live webcast of the conference call will be available at the Ibis Technology website at www.ibis.com or at www.streetevents.com. A replay of the call will be available on these websites for approximately three weeks.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the Company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, (i) the Company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (ii) the timing of SUMCO's ramping to production quantities on their i2000 implanters (iii) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (iv) attaining implanter improvements to the degree and in the timeframe necessary to meet customer expectations, (v) the Company's plan to focus on supplying implanters to wafer manufacturers, (vi) the Company's expectations regarding future orders for i2000 implanters,
(vii) the adequacy of the Company's cash resources for continuing and future operations, and (viii) the adoption rate of SOI technology. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the Company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the Company's products, the Company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the Company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which an i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the Company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2005. All information set forth in this press release is as of October 25, 2006, and Ibis undertakes no duty to update this information unless required by law.



                     Ibis Technology Corporation
                  Condensed Statement of Operations
                               Unaudited              Unaudited
                            Quarter Ended          9 Months Ended
                             September 30,          September 30,
                           2005        2006       2005        2006
License and other
 revenue                   $121,000   $183,000    $285,000   $466,000
Equipment revenue            42,000  7,041,000     243,000 13,061,000
                        ----------------------------------------------
   Total revenue            163,000  7,224,000     528,000 13,527,000
                        ----------------------------------------------
Cost of contract and
 other revenue                    0          0           0          0
Cost of equipment
 revenue                    140,000  2,957,000     661,000  5,683,000
                        ----------------------------------------------
   Gross profit (loss)       23,000  4,267,000    (133,000) 7,844,000
                        ----------------------------------------------
General and
 administrative             526,000    560,000   1,738,000  1,875,000
Marketing and sales         272,000    220,000   1,064,000    836,000
Research and development  1,371,000  1,343,000   4,622,000  4,029,000
                        ----------------------------------------------
   Income (loss) from
    operations           (2,146,000) 2,144,000  (7,557,000) 1,104,000
Other income (expense)       60,000     93,000     156,000    333,000
Income tax expense                0          0       1,000      1,000
                        ----------------------------------------------
Income (loss) from
 continuing operations   (2,086,000) 2,237,000  (7,402,000) 1,436,000
Gain from discontinued
 operations                 165,000          0     150,000          0
                        ----------------------------------------------
   Net income (loss)    ($1,921,000)$2,237,000 ($7,252,000)$1,436,000
                        ----------------------------------------------
Income (loss) from
 continuing operations
 per share:
   Basic                     ($0.19)     $0.21      ($0.69)     $0.13
   Diluted                   ($0.19)     $0.20      ($0.69)     $0.13
Weighted average number
 of shares used in
 income (loss) from
 continuing operations
 per share calculation:
   Basic                 10,739,291 10,872,928  10,728,469 10,841,656
   Diluted               10,739,291 10,991,264  10,728,469 10,971,358
Net income (loss) per
 share:
   Basic                     ($0.18)     $0.21      ($0.68)     $0.13
   Diluted                   ($0.18)     $0.20      ($0.68)     $0.13
Weighted average number
 of shares used in net
 income (loss) per share
 calculation:
   Basic                 10,739,291 10,872,928  10,728,469 10,841,656
   Diluted               10,739,291 10,991,264  10,728,469 10,971,358




                       Condensed Balance Sheets

                                           Unaudited      Unaudited
                                          December 31,  September 30,
                                              2005          2006
Assets
Current assets:
   Cash and cash equivalents                $6,857,000     $5,772,000
   Accounts receivable                          91,000        382,000
   Inventories                               6,276,000      3,388,000
   Other current assets                        616,000        384,000
      Current assets                        13,840,000      9,926,000
Property and equipment                       5,097,000      4,259,000
      Other assets                           1,055,000        860,000
                                         -----------------------------
      Total assets                         $19,992,000    $15,045,000
                                         =============================
Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                            231,000        797,000
   Accrued Liabilities                       1,201,000      1,150,000
   Deferred revenue                          7,263,000              0
                                         -----------------------------
      Current liabilities                    8,695,000      1,947,000
                                         -----------------------------
      Total liabilities                      8,695,000      1,947,000
                                         -----------------------------
Stockholders' equity                        11,297,000     13,098,000
                                         -----------------------------
   Total liabilities and stockholders'
    equity                                 $19,992,000    $15,045,000
                                         =============================

    CONTACT: Company Contact:
             Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             Chief Financial Officer
             or
             IR Agency Contact:
             Bill Monigle Associates
             Bill Monigle, 941-497-1622
             President